Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-259122, 333-260142, 333-261346, 333-264936, 333-266032 and 333-271821) and Form S-8 (Nos. 333-210936, 333- 215235, 333-218246, 333-233163 and 333-266584) of SilverBow Resources, Inc. (the Company) of our reports dated February 29, 2024, relating to the consolidated financial statements, and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.
Houston, Texas

February 29, 2024